                                                                      Exhibit 12

                                           Three months ended      Year ended
                                             March 31, 2002      December 31, 2001
                                           ------------------    -----------------

Income from continuing operations                12,572               48,057
Add back:
  Fixed charges                                   6,883               27,071
Deduct:
  Capitalized interest                                0                    0
Earnings available for fixed charges
 and preferred dividends                         19,455               75,128
Fixed Charges
  Interest expense                                6,883               27,071
  Capitalized interest                                0                    0
Total fixed charges                               6,883               27,071
Preferred dividends                                   0                    0
Total fixed charges                               6,883               27,071
Ratio of Earnings to Fixed Charges and
 Preferred Dividends                               2.83                 2.78
